Filed Pursuant to Rule 433

Registration Statement No. 333-149623

Pricing Term Sheet

July 26, 2010

Alcoa Inc.

$1,000,000,000 6.150% Notes due 2020

Issuer:	Alcoa Inc.

Title of Securities:	6.150% Notes due 2020 (“2020 Notes”)

Trade Date:	July 26, 2010

Settlement Date (T+6):	August 3, 2010

Maturity Date:	August 15, 2020

Coupon (Interest Rate):	6.150%

Aggregate Principal Amount Offered:	$1,000,000,000

Price to Public (Issue Price):	99.871% of principal, plus accrued interest, if any, from August 3, 2010

Benchmark Treasury:	3.500% of May 15, 2020

Benchmark Treasury Price and Yield:	104-10+; 2.987%

Spread to Benchmark Treasury:	+318 bps

Yield to Maturity:	6.167%

Interest Payment Dates:	Semi-annually in arrears on August 15 and February 15 of each year, commencing February 15, 2011

Long-term Debt Ratings:	Baa3 by Moody’s Investors Service, Inc.
BBB- by Standard & Poor’s Ratings Services
BBB- by Fitch Ratings

Optional Redemption:	Make-whole at T + 50 bps

Change of Control Offer:	If a change of control triggering event occurs with respect to the 2020 Notes, the issuer will be required, subject to certain conditions, to offer to repurchase the 2020 Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase (all as described in the Issuer’s Preliminary Prospectus Supplement dated July 26, 2010).

Bookrunners:	Banc of America Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
UBS Securities LLC

Lead Co-Managers:	Barclays Capital Inc.
Goldman, Sachs & Co.
Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	ANZ Securities, Inc.
BBVA Securities Inc.
BMO Capital Markets Corp.
BNP Paribas Securities Corp.
J.P. Morgan Securities Inc.
RBS Securities Inc.

Managers:	Banca IMI S.p.A
BNY Mellon Capital Markets, LLC
Commerz Markets LLC
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
Nikko Bank (Luxembourg) S.A.
SG Americas Securities, LLC
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	013817 AU5 / US013817AU59

UNDERWRITING: As a result of the addition of several co-managers, some of which are not U.S. registered broker-dealers, the following language will be added under the heading “Underwriting” in the prospectus supplement:

“Certain of the underwriters are not U.S. registered broker-dealers and, therefore, to the extent that they offer or sell any of the notes in the United States, they will do so only through one or more U.S. registered broker-dealers in accordance with applicable U.S. law.”

DELIVERY OF THE NOTES:

Delivery of the notes is expected on or about August 3, 2010, which will be the 6th business day following the date of pricing of the notes. Under Rule 15c6–1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding two business days will be required, by virtue of the fact that the notes initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade notes on the pricing date or the next succeeding two business days should consult their own advisor.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement included in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any underwriter or dealer participating in this offering will arrange to send you the preliminary prospectus supplement and accompanying prospectus if you request it by calling (i) Banc of America Securities LLC, toll free at (800) 294-1322, (ii) Citigroup Global Markets Inc., toll free at (877) 858-5407, (iii) Deutsche Bank Securities Inc., toll free at (800) 503-4611 or (iv) UBS Securities LLC, toll free at (888) 719-4210.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.